Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 8, 2023, relating to the financial statements of Graham Corporation and the effectiveness of Graham Corporation’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Graham Corporation for the year ended March 31, 2023.

/s/ Deloitte & Touche LLP

Rochester, New York

August 31, 2023